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                              CAPITAL CROSSING BANK

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                  INTRODUCTION

      The Board of Directors (the "Board") of Capital Crossing Bank believes that it is imperative for our Employees and Directors to maintain high standards of honesty and integrity. This Code of Business Conduct and Ethics (the "Code") governs the business decisions made and actions taken by the Bank's Employees and Directors and is an expression of the Bank's fundamental and core values, which include: (i) integrity and honesty in the Bank's and its Employees' dealings with customers, vendors, business partners, shareholders and the community; (ii) respect for individuality and personal experience and background; and (iii) support of the communities where the Bank and its Employees work and reside.

      These core values and the other standards of conduct in this Code provide general guidance for resolving a variety of legal and ethical questions for Employees and Directors. However, while the specific provisions of this Code attempt to describe certain foreseeable circumstances and to state the Employee's and Director's obligations in such event, it is impossible to anticipate all possibilities. Therefore, in addition to compliance with this Code and applicable laws, rules and regulations, all Employees and Directors are expected to observe the highest standards of business and personal ethics in the discharge of their assigned duties and responsibilities.

      The integrity, reputation and profitability of the Bank ultimately depend upon the individual actions of Employees and Directors. As a result, each such individual is personally responsible and accountable for compliance with this Code. This Code is designed to satisfy the standards contained in the federal Sentencing Guidelines published by the U.S. Department of Justice. Finally, this Code is in addition to any other Bank policies and/or agreements and is not intended to reduce or limit other obligations that you may have to the Bank.

      Throughout this Code, certain capitalized terms are used. These terms and their accompanying definitions are as follows:

            "Bank" means Capital Crossing Bank and its subsidiaries.

            "Bank Official" means any Employee or Director.

            "Board" means the Board of Directors of the Bank.

            "Business Firm" means any company, corporation, proprietorship, organization, or enterprise.

            "Designated Bank Official" means the officer of the Bank designated to receive and review reports filed and to make determinations as provided in this Code and otherwise to administer this Code. The Designated Bank Official is the Senior Vice President, Human Resources.

            "Director" means any director of the Bank.

            "Employee" means any person who is currently on the payroll of the Bank for whom the Bank is required to file an Internal Revenue Service Form W-2.

            "FDIC" means the Federal Deposit Insurance Corporation.

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            "Immediate Family" means a spouse, children under twenty-five years of age or other persons living in the Bank Official's home or persons who receive a majority of their support from the Bank Official.

            "Substantial Financial Interest" means any financial interest of any Bank Official that, if considered together with the financial interest of his/her associates, may influence or may be thought to influence his/her actions or judgment in the conduct of the Bank's business. The direct or indirect ownership of more than five percent (5%) of the shares in any Business Firm with which the Bank conducts any business or transaction shall be deemed to be a Substantial Financial Interest.

                              STANDARDS OF CONDUCT

A. DISHONESTY OR ILLEGAL CONDUCT

      Use of Bank funds for any unlawful purpose or in violation of Bank policies is prohibited. Any Bank Official who possesses knowledge of illegal payments, unrecorded funds, or false entries maintained for the purpose of facilitating illegal payments or acts, must report this immediately to the Designated Bank Official.

      Because honesty is so basic to our business, any good faith determination by the Bank that a Bank Official has engaged in theft, embezzlement or falsification of records, regardless of materiality, will be cause for immediate dismissal. See also "Misappropriation of Funds and Income". By way of example only, dishonest conduct which would subject an Employee to immediate dismissal includes, but is not limited to, the following:

(a)   intentionally deceiving the officers of the Bank with intent to defraud;

(b) loaning Bank funds without a good faith belief that the Bank will be repaid; or

(c) knowingly receiving or accepting for the Bank any fictitious, valueless, inadequate, or irresponsible obligation directly.

B. FINANCIAL CONTROLS The Bank's books and records must accurately reflect all Bank funds, assets and transactions. Entries into Bank records must be made promptly without false or misleading information. The integrity of the Bank's accounting practices requires that supporting documents are accurate and complete. It is the responsibility of each employee to maintain accurate and current records and to conduct the Bank's financial, accounting, reporting, and auditing activities in compliance with all laws and regulations and in accordance with the highest ethical standards. Any Employee or Director who has concerns or questions about suspected violations of this Code, other policies and procedures of the Bank, or any applicable government law, rule or regulation involving accounting, internal accounting controls or auditing matters should contact the Audit Committee by using the Bank's confidential employee whistleblower hotline which may be accessed via telephone at 1-866-291-6631, on-line at WWW.OPENBOARD.INFO/CAPX or via e-mail at CAPX@OPENBOARD.INFO. All communications are anonymous and confidential. An employee or director will receive confirmation that his/her message has been sent to the Bank's Audit Committee. However, no one at the Bank or any member of the Audit Committee will be able to track the web site user or the e-mail address of the sender. Telephone calls are encrypted with a computer voice-over so that no one will be able to recognize your voice. By law, the Bank cannot retaliate against any employee or director for whistle blowing.

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C. CONFIDENTIAL INFORMATION

      All Bank Officials are required to maintain the Bank's confidential and proprietary information, including any customer information, in strictest confidence, and to refrain from the use of such information for any purpose outside of the performance of the Official's duties and responsibilities.

D. CONFLICTS OF INTEREST

      The Bank recognizes and respects the right of Bank Officials to engage in outside activities which they may deem proper and desirable, provided that Employees and Directors fulfill their obligations to act in the best interests of the Bank and to avoid situations that present a potential or actual conflict between their personal interests and the Bank's interests.

      A "conflict of interest" occurs when a Bank Official's personal interest interferes with the interests of the Bank. Conflicts of interest may arise in many situations. They can arise when a Bank Official takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the best interests of the Bank. They may also occur when a Bank Official or his or her family member receives some improper personal benefit as a result of a Bank Official's position in the Bank. Each individual's situation is different and in evaluating his or her own situation, an Employee will have to consider many factors.

      Bank Officials, in connection with the business of the Bank or their other interests, must not engage or attempt to engage in self-dealing or otherwise trade or seek to trade on their positions with the Bank. Nor shall Bank Officials accept from a supplier, customer, or any person or company doing or seeking to do business with the Bank, a business opportunity not available to other persons or that is made available because of such Bank Official's position with the Bank. In addition, any financial link between a member of a Bank Official's Immediate Family and a customer, supplier, or other person or company dealing with the Bank, must be disclosed to the Bank to determine if it poses a potential conflict of interest.

      Bank Officials must avoid any impression or implication of self-dealing for personal advantage. This includes business opportunities which come to a Bank Official's attention through the performance of his duties with the Bank. For this reason, no Bank Official may purchase any property (other than obsolete office equipment and similar items on terms and subject to conditions approved in advance by the Designated Bank Official) directly or indirectly from the Bank. This includes Bank premises and equipment, collateral disposed of in settlement of an obligation, or property held as a fiduciary.

      State and federal laws impose certain restrictions and reporting and record keeping requirements on extensions of credit to certain Bank Officials and their related interests. Bank Officials are responsible for complying with such requirements. Any questions concerning these restrictions and reporting and record keeping requirements should be directed to the Designated Bank Official.

      Bank Officials must avoid any relationship - including a personal relationship -- with any third party that might, even by implication, injure or impair the Bank's public position. Periodically, Bank Officials will be required to complete a questionnaire dealing with third party affiliations which must be returned as instructed to the Designated Bank Official.

      Under Title VIII of the Financial Institutions Regulatory and Interest Rate Control Act of 1978, senior Bank Officials are required to file with the Bank an annual disclosure statement regarding transactions with the Bank's correspondent banks. Furthermore, under the Depository Institution Management Interlocks Act, all Bank Officials are prohibited from serving as management officials of any other depository institution or depository holding company that is not affiliated with the Bank and is

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located within: (i) the same primary metropolitan area as defined by the Office of Management and Budget, except in the case of depository institutions with less than $20,000,000 in assets in which case paragraph (ii) applies, where an office of the other institution or any depository institution that is an affiliate of that institution is located, or (ii) the same city, town, or village where an office of the other institution or any depository institution that is an affiliate of that institution is located or in any adjacent city, town or village.

E. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      The Bank seeks to conduct its business in compliance with both the letter and the spirit of applicable laws, rules and regulations. No Employee shall engage in any unlawful activity, or instruct others to do so. As an Employee conducts the Bank's business, he or she may encounter a variety of legal issues. If Employees have questions on specific laws, rules or regulations they should contact the Designated Bank Official.

F. OTHER EMPLOYMENT

      No Bank Official may accept or solicit other employment without prior written approval of the Designated Bank Official. Outside employment may not conflict with the interests of the Bank or its customers, or involve the disclosure or use of the Bank's confidential or proprietary information.

G. INVESTMENT AND OUTSIDE BUSINESS ACTIVITIES

      The Bank acknowledges that the investment of personal funds as a way to participate in the growth of the economy and to provide for the future is both proper and worthwhile. However, Bank Officials must be aware that their personal financial dealings may reflect upon the character of the Bank. All investments and transactions must be made in accordance with the Bank's Insider Trading Policy. In addition, all Bank Officials are required to read and execute the Insider Trading Policy. The following guidelines are intended to minimize the risk that personal investments and investments in outside business activities will conflict with the interests of the Bank:

            1) The nature of a Bank Official's position requires adherence to an appropriate and prudent investment policy. In-and-out trading or speculative trading which involves a high degree of risk is not consistent with the prudent conduct expected of Bank Officials.

            2) Bank Officials are expected to take reasonable steps to assure that their personal financial affairs are managed in a sound and responsible manner.

            3) The selection of a brokerage firm is a personal decision. However, an Employee's contact with brokers during business hours should be kept to a minimum and must not interfere with his or her normal duties.

            4) Information provided by customers in the normal course of business which is not available to the general public is confidential and must be held inviolate. Such information must never be disclosed to unauthorized persons or used as a basis for personal investment decisions.

            5) All investments by Bank Officials with knowledge of the Bank's borrower relationships in securities issued by the Bank's borrowers must be promptly reported, in writing, to the Designated Bank Official and may be made only in conformity with the Bank's Insider Trading Policy and restrictions of state and federal securities laws applicable to purchases and sales of securities by "insiders."

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            6)    All Bank Officials must have advance approval of the Board before investing directly or indirectly in amounts greater than five percent (5%) in the stock or business of a borrower.

            7) No Employee may participate in outside business activities (other than passive investments) or similar activities which do not interfere with his or her responsibilities to the Bank, without prior written approval from the Board.

            8) No Bank Official may use the Bank's name, affiliations, reputation or property to promote or otherwise benefit the Official's investments or outside business activities or those of the Official's Immediate Family or of a third party, without prior written approval from the Designated Bank Official.

            9) It is understood that certain members of the Board may hold interests in various privately-held businesses that may from time to time have depository or borrowing relationships with the Bank. Any loans to Directors, their Immediate Families, or to any Business Firm in which a Director or any member of such Director's Immediate Family has a significant investment interest ("Directors and/or Affiliates") must be approved in advance by the Board. Any such loans shall be on terms offered to other customers under similar circumstances and without special concessions and must otherwise comply with applicable laws and regulatory guidelines. In any case in which Directors and/or Affiliates have depository arrangements with the Bank, such depository arrangements shall be on terms offered to other customers under similar circumstances and without special concessions.

H. GUIDELINES FOR ACCEPTANCE OF GIFTS, FAVORS AND GRATUITIES/BANK BRIBERY LAWS

      A gift is any type of gratuity, favor, service, discount or price concession, loan, legacy (except from a relative), fee, or compensation with anything of monetary value. Gifts to Bank Officials from customers and suppliers may be intended as sincere expressions of friendship and appreciation based on the personal relationships that often develop in the normal conduct of business. Nevertheless, gifts of any kind, whether in the form of food, merchandise, unusual discounts, entertainment, or the use of customer or supplier facilities, may create an appearance of impropriety, cause embarrassment to the Bank, and, at worst, may subject the Bank Officials concerned to criminal prosecution under applicable bank bribery laws. Any Bank Official who is offered a gift should consult and adhere carefully to the guidelines described below:

            1) FEDERAL BANK BRIBERY LAW. The federal Bank Bribery Law (18 U.S.C. Section 215), as amended, provides for criminal prosecution of anyone who as an officer, director, employee, agent, or attorney of a financial institution corruptly solicits or demands ..., or corruptly accepts or agrees to accept, anything of value from any person intending to be influenced or rewarded in connection with any business or transaction of such financial institution. The Bank Bribery Law also provides for criminal prosecution of any person (whether or not an employee of a bank) who corruptly gives, offers, or promises anything of value to any person with intent to influence or reward an officer, director, employee, agent, or attorney of a financial institution in connection with any business or transaction of such financial institution.

            2) FDIC BANK BRIBERY GUIDELINES. Pursuant to the Bank Bribery Law, the FDIC and the other federal banking agencies have promulgated uniform guidelines to assist an officer, director, employee, agent, or attorney of a financial institution to comply with the Bank Bribery Law. The FDIC's Guidelines encourage all FDIC-insured banks to adopt and enforce internal codes of conduct alerting bank personnel to the provisions

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                  of the Bank Bribery Law and providing internal policies and procedures to encourage compliance. In accordance with the recommendations set forth in the FDIC's Bank Bribery Guidelines, the Board has adopted the policies and procedures set forth below.

            3) BANK POLICIES AND PROCEDURES - GENERAL GUIDELINES. No Bank Official may:

                        (a) Solicit or demand for the benefit of the Official or any other person (other than the Bank) anything of value from any Bank customer, Bank supplier, or any other person or Business Firm in return for or consideration of any business service, consideration, or confidential information of the Bank; or

                        (b) Accept or agree to accept anything of value (other than bonafide salary, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual course of business) from any Bank customer, Bank supplier, or any other person or Business Firm in connection with the business of the Bank, before, during, or after a transaction is discussed or consummated.

            4) EXCEPTIONS. In general, the acceptance of a benefit based on family or personal relationships existing independent of any business of the Bank, will not constitute a violation of the Bank Bribery Law if (a) the benefit is available to the general public under the same conditions on which it is available to the Bank Official, or (b) the benefit would be paid for by the Bank as a reasonable business expense if not paid for by another party. Therefore, the following constitute exceptions to paragraph 4(b) above:

                        (c) Acceptance of gifts, gratuities, amenities, or favors based on obvious family or personal relationships (such as those between the parents, children or spouse of a Bank Official) where the circumstances make it clear that it is those relationships rather than the business of the Bank that are the motivating factors;

                        (d) Acceptance of meals, refreshments, entertainment, accommodations, or travel arrangements of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Bank as a reasonable business expense if not paid for by another party;

                        (e) Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of Bank Officials, such as home mortgage loans, except where prohibited by law;

                        (f) Acceptance of advertising or promotional material of reasonable value (no more than $50.00), such as pens, pencils, note pads, key chains, calendars and similar items;

                        (g) Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

                        (h) Acceptance of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment;

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                        (i)   Acceptance of gifts of reasonable value (no more
                              than $50.00) that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday or birthday;

                        (j)   Acceptance of things of value in other
                              circumstances after written approval by the Designated Bank Official given on the basis of full written disclosure of all relevant facts.

H. REPORTING REQUIREMENTS

      Whenever a Bank Official receives or is offered a thing of value of a character or under circumstances other than those described in subparagraphs 5(a) through 5(h) above, the Bank Official shall immediately report the relevant facts, in writing, to the Designated Bank Official. The Designated Bank Official shall review the facts with the reporting Bank Official and shall determine whether acceptance by the reporting Bank Official of the gift or offer under the circumstances presented would be consistent with the purposes and intent of the Bank Bribery Law and the policies of the Bank. The Designated Bank Official shall record his or her determination in writing on the report submitted by the reporting Bank Official and shall retain all such reports in a central Bank file maintained for that purpose.

I. BORROWING FROM CUSTOMERS

      Bank Officials may not borrow from or lend personal funds to customers or suppliers. Bank Officials may, of course, borrow from banks or from other companies in the normal course of business as, for example, in the normal extension of credit terms for services performed or goods sold, provided in any case that the extension of credit is on terms offered to other customers, clients, or suppliers under similar circumstances.

J. POLITICAL AND COMMUNITY ACTIVITIES

      The Bank encourages Bank Officials to take an active interest in the political process and other community activities; however, participation in such activities must be as an individual and not as a representative of the Bank. The Bank's name and address may not be used in any advertisement or literature, nor may Bank Officials use the Bank's name or publish any statement regarding the Bank's business or operations without prior authorization from the Designated Bank Official.

      Federal and state laws prohibit the Bank from contributing corporate funds or property in support of a political party or a candidate for public office. Similarly, the Bank may not compensate Bank Officials for time so dedicated.

      No action may be undertaken by a Bank Official for the perceived benefit of the Bank if the Bank could not legally take such action directly. Questions as to the propriety of any action that may involve a political candidate or charitable campaign must be cleared by the Designated Bank Official before any steps are taken.

      It is contrary to the Bank's policy and intent to encourage or permit either directly or indirectly the payment of Bank funds or use of Bank property to secure favored business treatment for the Bank. This policy applies to inter-business contacts in the private sector, as well as any transaction involving state, federal or local governments.

      Prior written approval from your supervisor and the Designated Bank Official is required if: (a) you contemplate accepting a public position or elected office; or (b) the political or community organization with which you are involved maintains a relationship with the Bank beyond that of a normal depositor relationship.

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      Any activity by an Employee which would significantly encroach upon working time, interfere with regular duties, adversely affect the quality of work performed, or risk subjecting the Bank to criticism or adverse publicity must be approved in advance in writing by the Employee's supervisor and by the Designated Bank Official.

      Employees may not engage in political or community activities of any kind while performing regular duties during business hours.

K. EQUAL EMPLOYMENT OPPORTUNITY

      The Bank strives to be a meritocracy by hiring, retaining and promoting based on the performance of each person. All employment decisions are made without regard to a person's race, color, religion, national origin, sex, age, disability or military status. Also, all reasonable accommodations will be made for a person's disability or religious practice.

L. SEXUAL HARASSMENT POLICY

      The Bank will not tolerate any form of harassment in the workplace, including harassment on the basis of sex. Prohibited conduct includes but is not limited to the following: unwelcome sexual advances; requests for sexual favors; and verbal or physical conduct of a sexual nature, such as uninvited touching and sexually related comments that create a hostile work environment. The Bank's policy regarding sexual harassment and other discriminatory harassment is set forth in the Bank's Sexual Harassment Policy.

M. ADA POLICY

      The Bank is committed to complying fully with the Americans with Disabilities Act ("ADA"), which ensures equal opportunity for persons with qualified disabilities. Responsibility for compliance with the ADA is shared throughout the Bank and is specifically assigned to the Designated Bank Official, however, if you supervise others, you are also directly responsible for implementing the Bank's ADA Policy.

N. EXPENSES

      All expenses for travel and entertainment incurred on behalf of the Bank should be ordinary and necessary to accomplish a business purpose and be documented in conformity with the established requirements of the Bank. In general, payment by Bank Officials of customary nominal gratuities for services received ("tips") are permitted if lawful as are gifts and favors of nominal value or entertainment, to the extent they meet the guidelines for ethical business set out in the prior section, in the section "Guidelines For Acceptance of Gifts, Favors and Gratuities/Bank Bribery Laws".

O. DISBURSEMENTS

      Other than as an approved signature authority, no Bank Official shall control disbursements from Bank accounts, a branch of the Bank, or a Bank subsidiary. Further, disbursements shall be only for legitimate Bank purposes, and each shall be clearly disclosed in the financial records.

P. PURCHASED SERVICES

      No Bank Official other than a member of the relevant department may commit the Bank to a vendor for any product, service, price or quantity, nor reveal competitive prices or special arrangements. Fees and commissions are a necessary part of various aspects of business activity. The Bank regularly engages the services of brokers, dealers, accountants, appraisers, lawyers, consultants, and so on. Often,

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evaluations designed to determine who is to be selected to perform a particular service will contain an element of subjectivity. The choice should always be predicated on quality, price and corporate responsibility. These criteria underlie the Bank's specific purchasing policy. Fees or commissions that are received for other than clearly stated business purposes are not permitted by the Bank.

Q. LEGAL ADVICE

      The Bank is not in the business of practicing law or giving legal advice. Therefore, Bank Officials must be careful to avoid communicating anything to customers, either verbally or in writing, which could be interpreted as legal advice, and Bank Officials should not recommend a particular law firm to customers, although several names may be provided without indicating a preference.

R. CURRENCY REPORTING ACT AND BANK SECRECY ACT

      It is the policy of the Bank to strictly comply with the Bank Secrecy Act and all related statutes and regulations. All Employees should review and maintain familiarity with the Bank's Bank Secrecy Act Policy. The Bank must promptly report all matters that involve apparent crimes affecting its assets or affairs to the applicable governmental agencies. If a Bank Official becomes aware of suspicious activity or to facts which give a reasonable basis for believing a crime has occurred, is occurring, or may occur, the Bank Official should immediately notify the Bank's Compliance Officer. The Compliance Officer will then coordinate the filing of the required reports. Any questions relating to these matters should be immediately directed to the Compliance Officer.

S. INTEGRITY OF BANK SYSTEMS AND RECORDS

      Accurate and complete business records are of critical importance to the Bank's ability to meet its financial, legal and management obligations. All reports, vouchers, bills, payroll and service records, account records, measurement and performance records, transaction records, and other essential data must always be input/prepared accurately, reliably, and with care and honesty.

      Improper business practices, such as the deliberate falsification of data, the preparation of misleading reports or records, the willful, unauthorized destruction or alteration of accounts, records or memoranda, or failure to correct records known to be inaccurate, will be cause for immediate dismissal.

      Bank records are maintained in accordance with the rules of the FDIC, the Massachusetts Division of Banks, and other government agencies. The FDIC and some other government agencies require that certain records be retained for specific periods of time. Other records and documents may have to be held in connection with court and regulatory proceedings or for other specific business purposes. Records should, therefore, be kept in accordance with these requirements and destroyed only with Bank authorization.

      All Bank Officials are responsible for following Bank procedures and policies for reporting banking transactions, including appropriate authorization requirements and internal accounting controls, to ensure:

            1)    Bank transactions are carried out in an authorized manner.

            2) Bank transactions are reported and recorded to permit correct preparation of required reports and financial statements and to maintain accurate records of assets.

            3) Access to Bank assets and supplies is in accordance with management's authorization.

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            4)    Inventories of Bank assets and supplies are taken periodically and appropriate action taken to correct discrepancies.

      If, in the course of performing regular duties, a Bank Official identifies any circumstance which appears to violate the norms of sound and prudent banking or the substance of this Code, it is that Bank Official's responsibility to promptly call the circumstances to the attention of the Designated Bank Official, the Chairman, President, or an impartial member of executive management.

      Reports of suspicious or unusual activities in oral or written form may be submitted anonymously and will be accepted on a confidential basis if the reporting individual so requests. Bank Officials shall not be subject to reprisals or other adverse action for truthfully reporting suspicious or unusual activities or transactions as provided in this paragraph.

T. BOARD DIRECTORSHIPS

      Bank Officials are encouraged to participate in appropriate professional groups and responsible civic organizations if such service does not interfere with their duties and responsibilities to the Bank, provided such relationships would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest. Again, Bank Officials may not use the Bank's name or the Official's affiliation with the Bank to promote the interests of any group or organization without prior written authorization from the Designated Bank Official.

      When participation as a director, officer, incorporator, or trustee of a major outside organization is requested of the Bank and serves the best interests of the Bank, the Chairman or President will designate the appropriate Bank Official for the assignment.

      Bank Officials who are approached directly by an outside organization to join the board of directors or trustees must first obtain the approval of the Chairman, President or the Designated Bank Official. Bank Officials, however, need not obtain prior approval to participate in religious and political organizations. Periodically, Bank Officials will be required to fill out a questionnaire circulated by the Designated Bank Official regarding their involvement as officers and directors of outside organizations (other than political or religious organizations).

U. PUBLIC INQUIRIES

      The Bank maintains a good relationship with the media and cooperates in providing the public with information about its services. The Chairman and President have primary responsibility for responding to inquiries from the news media. Occasionally, Bank Officials may receive an inquiry from a reporter or shareholder regarding some aspect of the Bank's affairs. All such inquiries must be routed through the Chairman, President or Investor Relations, except where the information requested is factual information about Bank services offered to the general public. For example, if a reporter were to ask what the Bank's rate on a Certificate of Deposit is or what deposit is required to open a savings account, this information may be provided. As with answers provided to a customer, the answer must comply with all applicable regulatory requirements.

V. MISAPPROPRIATION OF FUNDS AND INCOME

      The misappropriation of Bank funds and/or Bank income and/or customer funds is a serious violation of both the law and Bank policy. Misappropriation includes, but is not limited to, theft of funds and the reallocation of funds in any manner including improper payments for gifts, meals, parties or other forms of entertainment.

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      If the Bank determines that a Bank Official has misappropriated funds or directed others to do so, that Bank Official's employment or affiliation with the Bank will be terminated. Further, it is the responsibility of all Bank Officials with knowledge of such a situation to report it immediately. Failure to do so will also result in the termination of the Official's employment or affiliation with the Bank.

W. OVERDRAFTS

      This Code prohibits Bank Officials from overdrawing any account they may have with the Bank. The Bank will charge the same fee for overdrafts that is charged to any other customer of the Bank in similar circumstances. The Bank may pay inadvertent overdrafts by a Bank Official in an aggregate amount of $1,000 or less so long as the account is not overdrawn for more than five (5) business days. If an account is overdrawn in an aggregate amount of more than $1,000, the Bank will not pay any of the overdraft(s). At the Bank's discretion, Officials who overdraw their accounts three (3) times are subject to having their accounts closed.

X. REPORTS AND DISCLOSURES

      Each year, Bank Officials are required to complete and file an annual compliance statement on the interests and activities covered by this Code. In addition to this annual disclosure, Bank Officials must promptly report any event that might involve or appear to involve any conflict of interest, including those in which the Official was inadvertently placed due to either personal or business relationships with customers, suppliers, business associates, or competitors of the Bank. The information disclosed pursuant to the annual reporting requirement shall include all relevant facts and the specific steps taken to avoid an actual conflict of interests. When in doubt, the information should be disclosed, according to the following protocol:

            (a) Employees, up to and including Executive Vice Presidents, shall disclose to, and seek approval from, the Designated Bank Official, Chairman or President.

            (b) The Chairman, President and all Directors shall disclose to, and seek approval from, the Board.

            (c) All disclosures including both annual and periodic, and all requests for approval, shall become part of the records of the Board.

                              COMPLIANCE PROCEDURES

A. ADMINISTRATION

      The Board is responsible for the administration of this Code and may establish such procedures as it shall deem necessary or desirable in order to discharge this responsibility, including delegating authority to officers and engaging advisors. Administration of this Code shall include periodically reviewing this Code and proposing any changes to this Code that are deemed necessary or appropriate. The Board may appoint a Designated Bank Official to perform various ongoing administrative functions in connection with this Code, including responding to questions about this Code and circulating or otherwise communicating updates to this Code. In the event a Designated Bank Official is appointed, Employees and Directors will be informed of his or her appointment and will be provided information regarding how to contact the Designated Bank Official.

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

B. COMMUNICATION OF POLICIES

      A copy of this Code shall be supplied to all Employees and Directors upon beginning service at the Bank. Updates will be provided upon any change to this Code. A copy of this Code is also available to all Employees and Directors by requesting one from the Bank's Human Resources Department.

C. MONITORING COMPLIANCE AND DISCIPLINARY ACTION

      The Bank's management, under the supervision of the Board or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor and audit compliance with this Code, including the establishment of monitoring and auditing systems that are reasonably designed to investigate and detect conduct in violation of this Code and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of this Code. The disciplinary measures may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service to the Bank and restitution. The Bank's management shall periodically report to the Board on these compliance efforts including, without limitation, regular reporting of alleged violations of this Code and the actions taken with respect to any such violation.

D. REPORTING CONCERNS/RECEIVING ADVICE

            1)    COMMUNICATION CHANNELS.

                  (a) Every Employee should act proactively, where appropriate, by asking questions, seeking guidance and reporting suspected violations with respect to compliance with this Code, other policies and procedures of the Bank, or any applicable government law, rule or regulation. If any Employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate this Code, he or she is obligated to bring the matter to the attention of the Bank.

                  (b) Unless specific sections of this Code indicate otherwise, the best starting point for an Employee seeking advice on ethics-related issues or reporting potential violations is his or her supervisor. However, if the conduct in question involves his or her supervisor, if the Employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the Employee does not feel that he or she can discuss the matter with his or her supervisor, the Employee may raise the matter with the Bank's Human Resources Department. Any Employee may communicate with the Human Resources Department in person, by telephone or in writing (which may be done anonymously).

                  (c) Any Employee or Director who has concerns or questions about violations with respect to accounting, internal accounting controls or auditing matters should contact the Audit Committee by using the Bank's CONFIDENTIAL EMPLOYEE WHISTLEBLOWER HOTLINE WHICH MAY BE ACCESSED VIA TELEPHONE AT 1-866-291-6631, ON-LINE AT WWW.OPENBOARD.INFO/CAPX OR VIA E-MAIL AT CAPX@OPENBOARD.INFO. ALL COMMUNICATIONS ARE ANONYMOUS AND CONFIDENTIAL.

                  (d) Employees must not use this compliance program in bad faith, or in a false or frivolous manner.

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

            (2)   CONFIDENTIALITY; ANONYMOUS REPORTING; RETALIATION.

                  (a) When reporting conduct suspected of violating this Code, the Bank prefers that Employees identify themselves in order to facilitate the Bank's ability to take appropriate steps to address the report, including conducting any appropriate investigation.

                  (b) If an Employee wishes to remain anonymous, he or she may do so, and the Bank will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Bank may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should endeavor to provide as much detail as is reasonably necessary to permit the Bank to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

                  (c) The Bank expressly forbids any retaliation against any Employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

E. WAIVERS AND AMENDMENTS

      No waiver of any provisions of this Code for the benefit of any Bank Official shall be effective unless (i) approved by the Board (excluding the vote of the affected Bank Official if that person is a Director), and (ii) if applicable, such waiver is promptly disclosed to the Bank's shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Bank's shares are traded or quoted, as the case may be.

      All amendments to this Code must be approved by the Board and if applicable, must be promptly disclosed to the Bank's shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Bank's shares are traded or quoted, as the case may be.

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

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                     RECEIPT

      I acknowledge receipt of the attached Code of Business Conduct and Ethics (the "Code") of the Bank. I have read and understand the Code and agree to abide by all of the terms set forth therein.

--------------------------------------        ---------------------------------
 Print Name                                    Title

--------------------------------------        ---------------------------------
 Signature                                     Date

                            ANNUAL COMPLIANCE REPORT

1) List below and then on the reverse side, if necessary, your affiliations with any business, charitable, political, community organization and other organizations, excluding subsidiaries of Capital Crossing Bank. Write the word "NONE" if you do not have any reportable affiliations.

   NAME AND ADDRESS OF ORGANIZATION(s)               TITLE AND POSITION
-----------------------------------------    -----------------------------------

2) List below and then on the reverse side, if necessary, any other employment you have. Write the word "NONE" if you do not have any other employment.

  NAME AND ADDRESS OF OTHER EMPLOYER(s)              TITLE AND POSITION
-----------------------------------------    -----------------------------------

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